Exhibit 99.2
CABOT CORPORATION
FOURTH QUARTER FISCAL YEAR 2005
SUPPLEMENTAL BUSINESS INFORMATION
I. Disclaimers
Included below are forward-looking statements relating to management’s expectations regarding Cabot’s future business performance and overall prospects; prospects for the Supermetals Business, particularly with respect to cost reduction initiatives, tantalum sales in the indirect sputtering target market, and the price at which Cabot may be obligated to buy tantalum ore from the Sons of Gwalia; growth in inkjet colorants and the Specialty Fluids Business; and the timing of capacity expansion for carbon black and fumed silica. The following are some of the factors that could cause Cabot’s actual results to differ materially from those expressed in the forward-looking statements: a continuing rise in feedstock and other energy costs; the Company’s ability to generate cost savings and implement restructuring initiatives; lower than expected demand in the indirect sputtering target market; the outcome of the arbitration with Sons of Gwalia; the accuracy of assumptions made concerning forecasted sales and raw material and production costs in the Supermetals business in connection with the asset impairment analysis; the Company’s ability to maintain and grow its position in the small office, home office printing market and to participate in the growth in emerging inkjet applications for black colorants and to develop and commercialize colored pigments (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products or difficulties in moving from the experimental stage to the manufacturing stage); the success of the Specialty Fluids Business in gaining wider acceptance by the energy industry of cesium formate as a drilling fluid and to penetrate new markets (including development of the required logistics ability to reach remote markets); and the timely completion and start-up of capacity expansion projects. Other factors and risks are discussed in the Company’s 2004 Annual Report on Form 10-K and subsequent periodic reports and filings made with the Securities and Exchange Commission.
II. Q4’05 vs. Q4’04 (Quarter over Quarter) Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax. Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 68 million for both the fourth quarter of fiscal 2005 and fiscal 2004.

	Change in EPS	% Change in Volumes
Carbon black	($0.25)/sh	5%
Fumed metal oxides (includes fumed silica)	($0.03)/sh	(1)%
Inkjet colorants	$0.01/sh	29%
Business Development and other	$0.01/sh	N/A

Chemicals Business:	($0.26)/sh

Supermetals Business:	($0.17)/sh	8%
Specialty Fluids Business:	$0.03/sh	N/A
Foreign Exchange:	$0.01/sh
Other unallocated and tax related items	$0.47/sh
Certain Items	($1.20)/sh (1)
Discontinued Operations	($0.02)/sh

Total	($1.14)/sh

(1)	Due to the Company’s net loss for the quarter and year ending September 30, 2005, common shares totaling 9 million and 8 million, respectively, are required to be excluded from the calculation of earnings per share, as including them would have an antidilutive effect. However, in order to consistently present the change in earnings per share by business segment and product line from period to period, the per share amounts are calculated using the Company’s fully diluted weighted average shares outstanding of 68 million. The impact of this change in the weighted average common shares outstanding was $0.12 on both the business segment and product line results and certain items is reflected in this line.

III. Q4’05 vs. Q3’05 (Sequential Quarters) Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax. Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 68 million for both the third and fourth quarters of fiscal 2005.

	Change in EPS	% Change in Volumes
Carbon black	($0.31)/sh	(4)%
Fumed metal oxides (includes fumed silica)	($0.04)/sh	0%
Inkjet colorants	$0.00/sh	9%
Business Development and other	$0.01/sh	N/A

Chemical Business:	($0.34)/sh

Supermetals Business:	($0.06)/sh	(2)%
Specialty Fluids Business:	$0.03/sh	N/A
Foreign Exchange:	($0.03)/sh
Other unallocated and tax related items	$0.44/sh
Certain Items	($1.34)/sh (1)
Discontinued Operations	$0.00/sh

Total	($1.30)/sh

(1)	Due to the Company’s net loss for the quarter and year ending September 30, 2005, common shares totaling 9 million and 8 million, respectively, are required to be excluded from the calculation of earnings per share, as including them would have an antidilutive effect. However, in order to consistently present the change in earnings per share by business segment and product line from period to period, the per share amounts are calculated using the Company’s fully diluted weighted average shares outstanding of 68 million. The impact of this change in the weighted average common shares outstanding was $0.12 on both the business segment and product line results and certain items is reflected in this line.
IV. Fiscal Year 2005 vs. Fiscal Year 2004 Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax. Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 68 million for both fiscal 2005 and fiscal 2004.

	Change in EPS	% Change in Volumes
Carbon black	($0.32)/sh	4%
Fumed metal oxides (includes fumed silica)	($0.04)/sh	3%
Inkjet colorants	$0.03/sh	30%
Business Development and other	($0.01)/sh	N/A

Chemicals Business:	($0.34)/sh

Supermetals Business:	($0.27)/sh	11%
Specialty Fluids Business:	$0.14/sh	N/A
Foreign Exchange:	$0.07/sh
Other unallocated and tax related items	$0.48/sh
Certain Items	($2.60)/sh (1)
Discontinued Operations	($0.03)/sh

Total	($2.55)/sh

(1)	Due to the Company’s net loss for the quarter and year ending September 30, 2005, common shares totaling 9 million and 8 million, respectively, are required to be excluded from the calculation of earnings per share, as including them would have an antidilutive effect. However, in order to consistently present the change in earnings per share by business segment and product line from period to period, the per share amounts are calculated using the Company’s fully diluted weighted average shares outstanding of 68 million. The impact of this change in the weighted average common shares outstanding was $0.12 on both the business segment and product line results and certain items is reflected in this line.
V. Business Segment Comments
1. Chemicals Business
Carbon Black
Despite contracted price increases the continued rise in feedstock cost the Company $20 million in profit during the quarter. Additionally, the cost associated with its LIFO accounting methodology in North America was $12 million. Hurricane damage to the Company’s Louisiana plants totaled $3 million during the quarter. Its Canal plant in Franklin, Louisiana, which ceased operation during and after Hurricane Rita, is back in operation.
Carbon Black Regional Analysis:
NOTE: Profit numbers are stated at actual exchange rates for the period.
North America — Volumes decreased 5% in the fourth quarter of fiscal year 2005 compared to the fourth quarter of fiscal year 2004 and the third quarter of fiscal year 2005. North American profit decreased by $11 million in the fourth quarter of fiscal year 2005 compared to the fourth quarter of fiscal year 2004 due to decreased volumes, higher raw material costs, the effects of hurricanes on the gulf coast, and the LIFO accounting methodology.
South America — Volumes increased 7% in the fourth quarter of fiscal 2005 compared to the same quarter of fiscal year 2004 and decreased 1% compared to the third quarter of fiscal year 2005. Profit decreased by $3 million in the fourth quarter of fiscal year 2005 compared to the fourth quarter of fiscal year 2004 due to higher raw material costs and higher than anticipated costs associated with a plant maintenance shutdown in the region.
The capacity expansion in Brazil remains on track to begin production during late calendar year 2005.
Europe — Volumes increased by 6% compared to the fourth quarter of fiscal year 2004 and decreased 9% compared to the third quarter of fiscal year 2005 as the region experienced traditional seasonality. Profit decreased by $8 million in the fourth quarter of fiscal year 2005 compared to the fourth quarter of fiscal year 2004 due to higher feedstock costs.
Asia Pacific — Volumes increased by 12% compared to the fourth quarter of fiscal year 2004 and increased 5% compared to the third quarter of fiscal year 2005. Profit increased by $2 million compared to the fourth quarter of fiscal year 2004 on these increased volumes.

Construction associated with the Company’s new facility in Tianjin, China remains on track to begin production during early calendar year 2006.
Fumed Metal Oxides
Construction associated with the Company’s new plant in Jiangxi, China remains on target for startup in the third fiscal quarter of 2006. Market development efforts continue in anticipation of the startup of production at that facility.
Inkjet Colorants
The inkjet colorants business continues to make solid progress in developing treated pigments to enable inkjet printing to compete with other printing technologies and penetrate markets for scalable printing technology.
The Company is more than doubling the production capacity at its inkjet colorants facility for a total capital cost of $29 million. The additional capacity should come on line during fiscal year 2006.
2. Cabot Supermetals
The Company has reached agreement with the Local 619C of the International Chemical Workers Union Council / United Food and Commercial Workers on a new collective bargaining agreement that settles the labor dispute that began in June.
During the fourth quarter of fiscal year 2005 the Company’s Supermetals facility in Aizu, Japan operated close to full capacity.
During the quarter, volumes in the Supermetals Business increased 8% when compared to the fourth quarter of fiscal 2004 driven by increases in both contracted and non-contracted volumes and decreased 2% when compared to the third quarter of fiscal 2005 as increases in the volume of tantalum powder sold were more than offset by decreases in other segments.
3. Specialty Fluids
Market development activities in both the Caspian region and Saudi Arabia continue and the Company remains optimistic about the product’s acceptance in relevant well applications.
VI. Corporate and Business Initiatives
Selling and administrative costs increased $15 million from $52 million in the fourth quarter of fiscal year 2004 to $67 million in the fourth quarter of fiscal year 2005. For the fiscal year 2005 selling and administrative costs were $240 million, increasing $23 million from $217 in fiscal year 2004.

The increases were primarily due to incremental costs associated with the labor situation at our Supermetals facility in Boyertown, PA, costs associated with Cabot’s business process improvement initiative, and costs related to compliance with Sarbanes Oxley.
During the fourth quarter of fiscal year 2005, the Company repurchased 260,070 shares, of which 131,400 represent open market purchases costing approximately $4.3 million. Year to date repurchases total 1,880,158 shares, of which 1,445,200 shares represent open market purchases costing approximately $47 million. Approximately 2.7 million shares remain available for purchase under the current Board of Directors’ authorization.
Cabot invested approximately $72 million in capital expenditures during the fourth fiscal quarter of 2005 and approximately $186 million in fiscal year 2005. Its fiscal year 2006 capital spending plan is approximately $250 million.
During the fourth quarter of fiscal year 2005, working capital decreased by $89 million on a constant dollar basis (approximately $98 million at actual exchange rates). This decrease was due to a reduction in accounts receivable ($4 million), an increase in accounts payable and accruals ($46 million), and a decrease in inventory ($39 million). The components of inventory included a reduction in finished goods inventory ($17 million) and a reduction of work in process inventory ($22 million).
The Company’s tax provision for the quarter and year to date ending September 30, 2005 was $72 million and $41 million, respectively. The Company’s effective tax rate for continuing operations was a 56% benefit for the fourth quarter of fiscal year 2005. Excluding the $23 million tax settlement referenced in the press release, the goodwill impairment on the Supermetals business in the second quarter, and the Supermetals asset impairment in the fourth quarter, the Company’s effective tax rate for continuing operations for fiscal year 2005 would have been approximately 19%.
On September 15, 2005, Cabot repaid in full its 9.3 billion yen ($82 million) term loan executed in 2002 by drawing down 9.3 billion yen ($82 million) on the $400 million revolving line of credit dated August 3, 2005. The refinanced debt is classified as long term since Cabot expects to have this amount outstanding through August 2010, the maturity date of its new revolving credit facility. The new revolving credit facility bears interest at yen-LIBOR (0.07% at September 30, 2005) plus a credit spread of 0.3% versus the former term loan, which bore interest at yen-LIBOR plus a credit spread of 0.9%. Cabot entered into interest rate swaps at a swap rate of 0.85%, thereby locking in an all-in interest rate of 1.15% (swap rate 0.85% plus credit spread 0.3%) through August 2010 for this borrowing. The swaps are treated as cash flow hedges under accounting standards.

VII. Segment Reporting Structure
Cabot Corporation has changed its segment reporting structure to better reflect the way it manages and thinks about its businesses, and will fully report under this structure beginning with the filing of its 2005 Annual Report on Form 10-K. Under the new structure, the Company will break the Chemicals Business into two segments, the Carbon Black Business and the Metal Oxides Business, and will now report on four business segments: the Carbon Black Business, the Metal Oxides Business, the Supermetals Business, and the Specialty Fluids Business. Below are fiscal year 2005 revenue and profit before tax (PBT) for the Company following the new segment structure:
1. “New Segment” Revenue

	New			Old
	Q4 FY05	YTD		Q4 FY05	YTD
Carbon Black Business	389	1,490	Chemicals Business	445	1,721
Metal Oxides Business	56	231
Supermetals Business	90	346	Supermetals Business	90	346
Specialty Fluids Business	14	40	Specialty Fluids Business	14	40

Segment Total	549	2,107	Segment Total	549	2,107
Unallocated	7	16	Unallocated	7	16

Total	556	2,123	Total	556	2,123
2. “New Segment” PBT

	New			Old
	Q4 FY05	YTD		Q4 FY05	YTD
Carbon Black Business	(4)	94	Chemicals Business	(3)	110
Metal Oxides Business	1	16
Supermetals Business	7	52	Supermetals Business	7	52
Specialty Fluids Business	7	17	Specialty Fluids	7	17

Segment Total	11	179	Segment Total	11	179
Unallocated	(139)	(261)	Unallocated	(139)	(261)

Total	(128)	(82)	Total	(128)	(82)